Exhibit 99.1

P R E S S  R E L E A S E

Press Release #05013

FOR IMMEDIATE RELEASE...BUSINESS AND FINANCIAL EDITORS

Raymond A. Link	Heidi A. Flannery
VP of Finance & Administration, CFO	Investor Relations Counsel
TriQuint Semiconductor, Inc.	Fi. Comm
Tel: (503) 615-9435	Tel: (503) 203-8808
Fax: (503) 615-8904	Fax: (503) 203-6833
Email: rlink@tqs.com

Email: heidi.flannery@ficomm.com

TRIQUINT SEMICONDUCTOR, INC. APPOINTS STEPHANIE J. WELTY AS CHIEF FINANCIAL OFFICER EFFECTIVE JUNE 1, 2005

Hillsboro, Oregon – May 25, 2005 - TriQuint Semiconductor, Inc. (Nasdaq: TQNT) today announced that it has appointed Stephanie J. Welty as its Chief Financial Officer effective June 1, 2005.  Ms. Welty will report to Ralph Quinsey, TriQuint’s President and Chief Executive Officer.  Mr. Raymond A. Link, TriQuint’s current Vice President of Finance and Administration and Chief Financial Officer has resigned from his position with TriQuint effective June 1, 2005, to accept a senior executive position at an Oregon based technology company.  Mr. Link will remain with TriQuint through June 30, 2005, to insure a seamless transition.

Ms. Welty joined TriQuint in 1994 and has served as Accounting Manager and Director of Information Systems and was appointed Vice President of Finance in 1999. Ms. Welty holds a B. S. degree from the University of Washington and is a Certified Public Accountant and Certified Management Accountant.

Prior to joining TriQuint, Ms. Welty held accounting and controller positions at other high technology firms, most recently Andrew Corporation.

About TriQuint:

TriQuint Semiconductor, Inc. (Nasdaq: TQNT) is a leading supplier of high performance products for communications applications. The company focuses on the specialized expertise, materials and know-how for RF/IF and optical applications. The company enjoys diversity in its markets, applications, products, technology and customer base. Markets include wireless phones, base stations, optical networks, broadband and microwave, and aerospace and defense. TriQuint provides customers with standard and custom product solutions as well as foundry services. Products are based on advanced process technologies including gallium arsenide, surface acoustic wave (SAW), and bulk acoustic wave (BAW). TriQuint customers include major communications companies worldwide. TriQuint has manufacturing facilities in Oregon, Texas, and Florida, as well as a production assembly plant in Costa Rica, plus sales/application support offices in China and Korea and design centers in New England, Germany and Taiwan. All manufacturing and production facilities are registered to the ISO9001:2000 international quality standard.

TriQuint is headquartered at 2300 NE Brookwood Parkway, Hillsboro, OR 97124 and can be reached at 503/615-9000 (fax 503/615-8900). Visit the TriQuint web site at http://www.triquint.com.

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